UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ICF INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, Virginia 22031

Notice of Annual Meeting of Stockholders

to be held on June 3, 2011

Notice is hereby given that the annual meeting of stockholders of ICF International, Inc. (“ICF International”) will be held at ICF International, 9300 Lee Highway, Fairfax, Virginia 22031, on June 3, 2011, at 10:00 a.m., local time, for the following purposes:

1.	To elect one director for a term expiring in 2014 (Proposal 1);

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011 (Proposal 2);

3.	To provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 3);

4.	To provide an advisory vote on the frequency of say on pay votes (Proposal 4); and

5.	To transact any other business that is properly brought before the meeting or any adjournment or postponement.

Pursuant to the Delaware General Corporation Law and ICF International’s Bylaws, stockholders of record at the close of business on April 4, 2011 are entitled to notice of and to vote at the meeting. This notice of annual meeting, proxy statement, and form of proxy are being distributed and made available on or about April 22, 2011.

We are pleased to utilize the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2010 Annual Report. This notice contains instructions on how to access those documents over the Internet. We direct your attention to the attached proxy statement for more information, including instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy or voting instruction form. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Employing an electronic distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We cordially invite you to attend this year’s meeting. It is important that your shares of ICF International’s common stock be represented at this meeting in order to help ensure the presence of a quorum. Even if you plan to attend the annual meeting of stockholders in person, please vote your shares of ICF International common stock by mailing your completed proxy or voting instruction form, or voting electronically or telephonically, as doing so will ensure your representation at the annual meeting regardless of whether you attend in person. Thank you for your cooperation and continued support of ICF International.

By Order of the Board of Directors,

/s/ Sudhakar Kesavan
Sudhakar Kesavan,
Chairman and Chief Executive Officer

Fairfax, Virginia

April 22, 2011

YOUR VOTE IS IMPORTANT

Your vote is important. To ensure your representation at the meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the enclosed proxy form. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 3, 2011: A copy of the proxy statement and 2010 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

ICF INTERNATIONAL, INC.

i

ICF INTERNATIONAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICF International, Inc. (“ICF International,” the “Company,” “we,” or “us”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at 9300 Lee Highway, Fairfax, Virginia 22031, on June 3, 2011, at 10:00 a.m., local time. This proxy statement and enclosed proxy form are being made available over the Internet or delivered by mail on or about April 22, 2011, to stockholders of record.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect one director to serve for a term expiring at our annual meeting in 2014 (Proposal 1);

•	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 2);

•	provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 3);

•	provide an advisory vote on the frequency of say on pay votes (Proposal 4); and

•	transact any other business that properly comes before the meeting or any adjournment or postponement.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares FOR the nominee for election to the Board; FOR the ratification of our independent registered public accounting firm for the 2011 fiscal year; FOR the approval of the say on pay vote; and a vote for EVERY THREE YEARS (as opposed to every one or two years) for the frequency of say on pay votes.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 4, 2011, are entitled to vote at the annual meeting. At that time, we had 19,653,319 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to utilize the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail.

To reduce the expenses of delivering duplicate notices to stockholders, we are relying upon SEC rules that permit us to deliver only one notice about the Internet availability of the proxy materials to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. Upon request, whether oral or written, we will deliver a separate copy of the notice about the Internet availability of the proxy materials to any stockholder at a shared address who requests his or her own copy. Requests should be made to MBS Value Partners, LLC, at 424 Madison Avenue, Suite 400, New York, New York 10017, Attention: Lynn Morgen, ICF Investor Relations, or by telephoning Ms. Morgen at: (212) 750-5800.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting on the Internet. Our proxy materials are also publicly available, free of charge, at www. proxyvote.com. Our proxy materials will be available at this website through the conclusion of the annual meeting.

Your notice of Internet availability of proxy materials, proxy form, or voting instruction form will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

How may I obtain a paper copy of the Company’s proxy materials, 2010 Annual Report, and/or other financial information?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders also may request a free copy of our proxy statement and/or 2010 Annual Report, which includes our Form 10-K, by writing to: MBS Value Partners, LLC, 424 Madison Avenue, Suite 400, New York, New York 10017, Attention: Lynn Morgen, ICF Investor Relations. Alternatively, stockholders can access the 2010 Annual Report, which includes our Form 10-K, on our Investor Relations website at: http://investor.icfi.com. We will also furnish any exhibit to the 2010 Form 10-K if specifically requested.

How do I vote?

You may vote in person at the meeting, on the Internet, by telephone, or through a proxy or voting instruction form. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy form or voting instruction form by mail may either:

(i)	submit their proxy over the Internet or by telephone by following the instructions on the proxy form or voting instruction form; or

(ii)	submit their proxy by mail by signing and dating the proxy form or voting instruction form received and returning it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the appointment of the independent registered public accounting firm, even if you do not furnish voting instructions. However, your broker will not be able to vote on other matters.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Assistant Corporate Secretary, Mollie Roy;

•

entering a new vote by using the Internet or the telephone, or by mailing a new proxy form or new voting instruction form bearing a later date, which will automatically revoke your earlier voting instructions; or

•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

Attendance at the meeting is limited to stockholders who are:

•	stockholders of record;

•	beneficial holders of ICF International common stock held by a broker, bank, or other nominee (i.e., in “street name”); and

•	authorized representatives of entities who are record or beneficial holders.

A stockholder of the class noted above must present, in addition to a valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the meeting:

•	stockholders of record must present the top portion of their proxy card, which will serve as an admission ticket;

•

beneficial holders will need proof of ownership. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank, or other nominee who is the record holder of your shares; and

•

in addition to any evidence required above for record or beneficial holders, authorized representatives must present a letter from the entity certifying as to their status as an authorized representative.

Cameras (including cellular phones or personal digital assistants (“PDAs”) with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs will not be permitted at the meeting. Representatives will be at the entrance to the meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the meeting.

What are the requirements and procedures for a quorum, abstentions, and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting, if you properly return a proxy by mail, or you vote by telephone or electronically. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 4, 2011 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum for routine matters but will not be counted for non-routine matters and never as voting. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and/or has not received voting instructions from the beneficial owner. Broker non-votes may arise with respect to the proposal for the election of directors, the advisory say on pay, and frequency of say on pay votes because such proposals are considered non-routine matters by The New York Stock Exchange (“NYSE”) rules that govern banks and brokers, and brokers are not allowed to vote your shares on such proposals if you do not furnish voting instructions. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to approve each item?

At this year’s annual meeting, stockholders will elect one director to serve a term of three years. In voting on the election of the director, you may vote in favor of the nominee or withhold votes as to the nominee. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This generally means that the nominee(s) receiving the greatest number of votes cast at the meeting will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal, or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast on the matter at the annual meeting. Abstentions and broker non-votes will not count as either for or against the proposal.

The say on pay and the frequency of say on pay votes are only advisory votes to the Board regarding the compensation of the Company’s top executives and the determination of how often stockholders will be given the opportunity to approve such compensation, either annually, every other year or every three years. The Board will strongly consider the outcome of these votes in determining the compensation of top executives and how often the stockholders are given the advisory vote. Votes that are withheld and broker non-votes will have no effect on the outcome of the advisory votes.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the four proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy form gives authority to the named proxies to vote your shares on such matters, including any adjournment or postponement of the meeting, in their discretion.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published within four business days via a Form 8-K current event filing following the conclusion of the annual meeting.

PROPOSAL 1—ELECTION OF DIRECTOR

Our authorized number of directors is presently fixed at eight (8), divided into three classes of three members in two classes and two members in the other class. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. Mr. David Lucien has notified the Company that he will not stand for re-election at the annual meeting of stockholders. Although the Company and Board are diligently searching for a new member to fill the Board vacancy left by Mr. Lucien’s departure, we have not yet found an ideal candidate, although several leads are being pursued at this time. As a result, we currently have a vacancy in Class II of the Board of Directors that will not be filled at the annual meeting. We intend to fill this vacancy as soon as possible. The new Board member will be placed in Class II to fill the current vacancy.

The Board of Directors has nominated Dr. Edward H. Bersoff for election as a director for a term expiring at our annual meeting in 2014 or until his respective successor has been elected and qualified. Dr. Bersoff is currently a director of ICF International. If Dr. Bersoff becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that Dr. Bersoff will be unavailable. The director nominee will be elected by a plurality of votes cast at the annual meeting. A plurality is generally defined as the excess of the votes cast in favor of a director nominee over those cast in favor of any other nominee. Despite the current vacancy, the proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Dr. Bersoff is a seasoned business leader who contributes an array of experience, qualifications, attributes, and skills to the Board. The following information regarding Dr. Bersoff provides background information and a summary of his key qualifications to serve as a director. Please also see the chart below summarizing how Dr. Bersoff reflects Board selection criteria adopted by our Governance and Nominating Committee. The age indicated for each individual is as of December 31, 2010.

Nominee for Election as Director for a Term Expiring in 2014—Class II Director

Dr. Edward H. Bersoff, age 68, has served as a director of ICF International since October 2003. Dr. Bersoff is the Chairman of ATS Corporation, a publicly traded information technology services firm located in Northern Virginia serving U.S. federal, state, and local government agencies. Dr. Bersoff previously served as the President and Chief Executive Officer of ATS Corporation from January 2007 until January 2011, during which time ATS completed three acquisitions in the federal services industry. Previously, he was chairman and founder of Greenwich Associates, a business advisory firm located in Northern Virginia that was formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and Chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was Chairman, President, and Chief Executive Officer of BTG, Inc. (“BTG”), a publicly traded information technology firm he founded in 1982. Under Dr. Bersoff’s leadership, BTG completed six acquisitions in the federal services industry. In November 2001, BTG was acquired by The Titan Corporation (“Titan”), a NYSE listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold. He also serves on the boards of a number of private companies. Dr. Bersoff holds A.B., M.S., and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/President Management Program. Dr. Bersoff is the former Rector of the Board of Visitors of Virginia Commonwealth University; a Trustee of the VCU Medical Center; and a former Trustee of New York University. He currently serves as a Trustee of Holy Cross Hospital.

Selected Director Qualifications:

•	CEO position with several publicly held companies

•	Very substantial experience in the government and commercial services sector

•	Experience on boards of other publicly held companies

•	Experience in leading acquisitions in the government services sector

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEE.

Directors Whose Term of Office Expires in 2012—Class III Directors

Richard M. Feldt, age 59, has served as a director of ICF International since March 2008. Mr. Feldt has served as President and Chief Executive Officer and a director of Advanced Electron Beams, a leading supplier of compact electron beams for energy efficient, environmentally sustainable manufacturing solutions, since October 2010. Previously, he served as President and Chief Executive Officer of Evergreen Solar, Inc., a Nasdaq-listed developer and manufacturer of photovoltaic panels, since December 2003. Before that, he served as Chief Executive Officer of Perseid, a spin-off from the Raytheon Corporation to commercialize proprietary optical phased array technology during 2002. Mr. Feldt received a Bachelor of Science in Industrial Engineering from Northeastern University.

Selected Director Qualifications:

•	Service as CEO of several businesses, including a public company

•	Substantial expertise in the energy field, including renewables

•	Experience with technology-based service businesses

Joel R. Jacks, age 63, has served as a director of ICF International since June 1999. Mr. Jacks is a Managing Partner, and was a founder in 1995, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company, CM Equity Management, L.P. Mr. Jacks served as the Chairman and Chief Executive Officer of ATS Corporation, a publicly traded information technology services firm serving U.S. federal, state, and local government agencies, from April 2005 until January 2007. Mr. Jacks continues to serve as a director of ATS Corporation. Related to his private equity investing activities, Mr. Jacks is a director of several companies, including: RGS Associates, Inc.; Echo Bridge Entertainment, LLC; Frontier Global Investment Services Ltd.; and Preferred Systems Solutions, Inc. Within the past five years, Mr. Jacks has also served as a director of: Falcon Communications, Inc.; Laguna Ventures, Inc.; Martin Designs, Inc.; and Devon Publishing Group. Martin Designs filed for Chapter 7 bankruptcy protection in the Northern District of Ohio on February 21, 2008. Devon Publishing filed for an assignment for the benefit of creditors in California in March 2007. Mr. Jacks received a Bachelor of Commerce degree from the University of Cape Town and a Masters in Business Administration from the Wharton School of Business, University of Pennsylvania.

Selected Director Qualifications:

•	Managing partner of private equity firm that joined with management to purchase the Company in 1999

•	Significant participation in the oversight of the Company’s growth and development since 1999

•	Substantial experience in leading and financing acquisitions in the government services sector

•	Experience on boards of other publicly held companies within the government services sector

Sudhakar Kesavan, age 56, has served as a director of ICF International since June 1999 and serves as the Chairman and Chief Executive Officer of ICF International and its wholly owned subsidiary, ICF Consulting Group, Inc. (“ICF Consulting”). In 1997, Mr. Kesavan was named President of ICF Consulting when it was a subsidiary of ICF Kaiser (“Kaiser”). In 1999, ICF Consulting was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting and CM Equity Partners. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad, and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Board of the Rainforest Alliance, a New York-based non-profit environmental organization, and is the Executive Vice Chair of the Northern Virginia Technology Council.

Selected Director Qualifications:

•	CEO since the Company was purchased in 1999

•	CEO who has overseen the Company’s very substantial growth while maintaining stable professional workforce

•	Experience leading both organic growth and acquisition activities

Directors Whose Term of Office Expires in 2013—Class I Directors

Dr. Srikant M. Datar, age 57, has served as a director of ICF International since July 2006. Dr. Datar is the Arthur Lowes Dickinson Professor at Harvard Business School. Dr. Datar is a Chartered Accountant and has been a professor of accounting and business administration at Harvard since July 1, 1996, previously serving as a professor at Stanford University and Carnegie Mellon University. Dr. Datar is a member of the board of directors of Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and the NYSE, in the form of American Depositary Shares; of KPIT Cummins Infosystems Limited, a public company under Indian Law whose shares are publicly traded on the Mumbai Stock Exchange; and of Stryker Corporation, the shares of which are publicly traded on the NYSE. He has published papers in several leading academic journals and is the co-author of “Rethinking the MBA: Business Education at a Crossroads.” He has consulted with and done field-based research with many corporations and has presented his research to managers and executives in North and South America, Europe, Asia, Australia and Africa. Dr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a Masters in Statistics and Economics and a Ph.D. in Business from Stanford University.

Selected Director Qualifications:

•

Service on boards of other international businesses, including as director of a leading global pharmaceutical company, director of a leading global medical technology company, and director of an Indian high-technology company

•	Substantial teaching and practical experience in accounting and related issues, having been a senior associate dean and a current professor of a leading US university

•	Both academic and broad-based business, finance, and accounting experience

Eileen O’Shea Auen, age 48, has served as a director of ICF International since March 2008. Ms. Auen has been the Chairperson and Chief Executive Officer of PMSI, Inc. (“Pharmacy Management Services, Inc.”) since December 2008. In 2007, she was the head of Healthcare Management for Aetna. From 2005 to 2007, Ms. Auen was the Chief Executive Officer of APS Healthcare, Inc. (“APS Healthcare”). Prior to her role at APS Healthcare, Ms. Auen was a managing partner of Chapterhouse, LLC from 2004 to 2005; the President of Health Net of the Northeast from 2003 to 2004; and the President of the Southeast Region of Cigna Healthcare from 2000 to 2003. Ms. Auen received a Bachelor of Arts degree from Towson University and a Masters in Business Administration from the University of Virginia.

Selected Director Qualifications:

•	Current and prior experience as a CEO

•	Substantial expertise in healthcare

•	Meaningful experience in the services sector

Peter M. Schulte, age 53, has served as a director of ICF International since June 1999. Mr. Schulte is a Managing Partner, and was a founder in 1995, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company, CM Equity Management, L.P. In addition, Mr. Schulte served as the President, Secretary, and as a director of ATS Corporation, a publicly traded information technology services firm serving U.S. federal, state, and local government agencies, from April 2005 until January 2007. Mr. Schulte continues to serve as a director of ATS Corporation. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including: RGS Associates, Inc.; Preferred Systems Solutions, Inc.; Frontier Global Investment Services, Ltd.; and Xebec Global Corporation. Mr. Schulte received a Bachelor of Arts degree in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

Selected Director Qualifications:

•	Managing partner of private equity firm that joined with management to purchase the Company in 1999

•	Significant participation in the oversight of the Company’s growth and development since 1999

•	Substantial experience in leading and financing acquisitions in the government services sector

•	Experience on boards of other publicly held companies within the government services sector

During 2010, in connection with its review of the Board nomination process, the Governance and Nominating Committee adopted revised non-exclusive “Board selection guidelines” to assist the Governance and Nominating Committee in evaluating candidates for the Board. Such guidelines were reviewed by the Governance and Nominating Committee in 2011 in connection with its review of the Board nomination process. These guidelines, and an indication of which of the guideline criteria are particularly satisfied by each nominee and continuing director, are summarized below:

Guideline Criteria	Eileen O’Shea Auen	Edward H. Bersoff	Srikant M. Datar	Richard M. Feldt	Joel R. Jacks	Sudhakar Kesavan	Peter M. Schulte
Reputation for integrity, honesty and adherence to high ethical standards	X	X	X	X	X	X	X

Demonstrated business and financial acumen and experience	X	X	X	X	X	X	X

Willingness and ability to contribute positively to the collegial decision-making process of the Board	X	X	X	X	X	X	X

Professional experience/familiarity within the government contracting industry		X			X	X	X

Prominence within professional discipline and/or industry	X	X	X	X	X	X	X

Commitment to attend and participate in Board and Board Committee meetings regularly	X	X	X	X	X	X	X

No conflict of interest that would impair ability to represent the interests of all Company stockholders and fulfill responsibilities of a director	X	X	X	X	X	X	X

Contributed to Board diversity (in terms of race, gender, national origin, etc.)	X		X			X

Strengths and experience that contribute to ability to serve effectively on one or more Board Committees (audit, compensation, governance, mergers and acquisitions)	X	X	X	X	X	X	X

Operational experience serving as the CEO, COO, CFO or in a similar position with a significant services business	X	X		X	X	X

Experience in leading mergers and acquisitions	X	X			X	X	X

Experience in integrating acquired businesses after mergers and acquisitions		X				X

Familiarity with capital markets, financing transaction strategy, and investor relations	X	X		X	X	X	X

Director experience serving on boards of other public companies		X	X	X	X		X

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for fiscal year 2011 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2010. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions by stockholders. If our stockholders do not ratify Grant Thornton as our independent registered public accounting firm, the Audit Committee will reconsider its decision. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2009 and 2010:

	2010	2009
Audit Fees	$839,801	$1,056,123
Audit-Related Fees	—	22,214
Tax Fees	4,497	79,561
All Other Fees	—	—

Total	$844,298	$1,157,898

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements. In 2009, these fees partially included fees for services related to our December 2009 public offering of common stock.

Audit-Related Fees

The audit-related fees in 2009 include services specifically related to our December 2009 public offering of common stock.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. In 2009 and 2010, additional professional services with respect to tax compliance, tax advice and tax planning were performed by another tax services provider.

All Other Fees

There are no fees for other services rendered by Grant Thornton that do not meet the above category descriptions.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed the fees described above, and believes that such fees are compatible with maintaining the independence of Grant Thornton.

PROPOSAL 3—ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM

This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse ICF International’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve ICF International’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution, reflects a pay-for-performance culture at ICF International that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of stockholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision, the Board asks that stockholders consider the following:

•	ICF International’s executive compensation program is incentive based and reflects a pay-for-performance culture.

•

ICF International’s executive compensation program relies heavily on stock-based awards vesting over a period of time—restricted stock units vesting over a period of four years and non-qualified stock options vesting over a period of three years.

•	ICF International offers only limited and restricted perquisites.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee of the Board will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

As described in Proposal 3 above, you are being provided the opportunity to cast an advisory vote on ICF International’s executive compensation program. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “Say on Pay” vote.

This Proposal 4, commonly known as a “Say When on Pay” or a “Say on Frequency” vote, gives you as a stockholder the opportunity to vote on how frequently the Company’s stockholders are given an opportunity to cast a “Say on Pay” vote at future annual stockholder meetings (or any special stockholder meeting for which ICF International must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, you may vote to have a “Say on Pay” vote take place every year, every two years or every three years. You may also choose to abstain.

The Board believes that a triennial vote complements our goal to create a compensation program that enhances long-term stockholder value. As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve short-term and long-term corporate goals that enhance stockholder value. To facilitate the creation of long-term, sustainable stockholder value, certain of our compensation awards are contingent upon successful completion of multi-year performance and service periods. A triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.

The Compensation Committee would similarly benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, stockholder sentiments and executive pay on a long-term basis. The Board believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term interests and goals of the Company.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Board will seriously consider the outcome of this vote when determining how often to hold a “Say on Pay” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS (AS OPPOSED TO EVERY ONE YEAR OR EVERY TWO YEARS) UNDER PROPOSAL 4.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. The Board met five times during 2010. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2010, each director attended at least 75% of the total meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in 2010, with the exception of Messrs. Lucien and Feldt.

Corporate Governance Guidelines

Our Board of Directors has established a set of Corporate Governance Guidelines that address such matters as director qualifications, director nominations, Board composition, director meetings, Board committees, and other matters. The Board believes such guidelines, which are reviewed from time to time, are appropriate for the Company in its effort to maintain “best practices” as to corporate governance.

Director Independence

The Board has affirmatively determined that Ms. Eileen O’Shea Auen, Drs. Edward H. Bersoff and Srikant M. Datar, and Messrs. Richard M. Feldt, Joel R. Jacks and Peter M. Schulte, are independent directors in accordance with the requirements of Nasdaq and the rules of the SEC. We believe we comply with all applicable requirements of the SEC and Nasdaq relating to director independence and the composition of the committees of our Board of Directors.

Board Leadership Structure; Lead Independent Director

The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer roles provides the following advantages:

•	the Chief Executive Officer is the director most familiar with the Company’s business and industry and is best situated to lead Board discussions on important matters affecting ICF International;

•	combining the Chairman and Chief Executive Officer positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy; and

•	combining the roles of Chairman and Chief Executive Officer contributes to a more efficient and effective Board without affecting the independence of the Board.

In 2008, the Board of Directors determined that it would be in the best interests of the Company and its stockholders to designate a lead director who would be an independent director and, among other duties: preside over executive sessions of the independent directors; consult with the Chairman and Chief Executive Officer regarding scheduling and agendas for Board meetings; chair Board meetings in the Chairman’s absence; act as a liaison between the independent directors and management; meet with any director who the lead director deems is not adequately performing his or her duties as a member of the Board or any committee; consult with the Chairman and Chief Executive Officer on matters relating to corporate governance and Board performance; and lead the deliberation and action by the Board or Board committee regarding any offer, proposal, or other solicitation or opportunity involving a possible acquisition or other change in control of the Company. Dr. Bersoff has served as our lead director from June 5, 2008 to the present.

Each of the directors other than Mr. Kesavan is independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions over which the lead director presides. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions. Following an executive session of the independent directors, the lead director acts as a liaison between the independent directors and the Chairman concerning any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board has complete access to the Company’s management team, and the Board and its committees regularly receive reports from management on the Company’s business affairs and the issues it faces.

The charter of the Governance and Nominating Committee calls for an annual review of the lead director position. At its meeting on May 4, 2010, the Company’s Governance and Nominating Committee considered whether the Board’s leadership structure, which includes a lead director and Mr. Kesavan serving as both Chairman and Chief Executive Officer, should be changed. In connection with this discussion, it was noted that both Dr. Bersoff, who has served as the Company’s lead director for nearly three years, and Mr. Kesavan understand their roles and carry them out effectively. Based on the Company’s favorable experience with this Board leadership structure and the factors outlined above, the Committee concluded that the current leadership structure serves the Company well and there is no need to alter that structure at the present time.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight” below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Our business is subject to various types of risk. Some of the Company’s most significant risks are outlined in our annual report on Form 10-K under Item 1A, “Risk Factors.” Our Board oversees our risk management processes that are implemented by management, including ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Mr. Kesavan is independent, and the Board believes that this independence provides effective oversight of management. The Board as a whole regularly reviews information and reports from members of senior management on areas of material risk, including risks related to the markets served by the Company and contract execution risks. The Audit Committee reviews and evaluates the Company’s overall risk profile, and the procedures and policies implemented by management to identify and manage such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our ad hoc Mergers & Acquisitions and Finance Committee considers the risks associated with potential acquisitions.

Board Committees

The Board has an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each composed of a majority of independent directors as defined by Nasdaq, as well as an ad hoc Mergers & Acquisitions and Finance Committee. Each committee has a charter that can be found in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com).

Audit Committee. The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is currently composed of Dr. Srikant M. Datar, Richard M. Feldt and Joel R. Jacks; Mr. Lucien served on this committee during 2010. The Audit Committee met five times during 2010. Dr. Datar is the Committee Chair. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Datar is an “audit committee financial expert” as defined under SEC rules and regulations by virtue of his background and experience. Dr. Datar also qualifies as a financial expert in accordance with the listing standards of Nasdaq applicable to Audit Committee members.

Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Exchange Act and in accordance with the listing standards of Nasdaq. We expect the Audit Committee to meet at least four times per year.

The Audit Committee: appoints our independent registered public accounting firm; reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public; monitors compliance with the Company’s Code of Business Ethics and Conduct (the “Code of Ethics”); reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure; and reviews the Company’s accounting, internal and external auditing, and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. All of the non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Ms. Auen, Dr. Bersoff, Mr. Schulte and Mr. Feldt and met three times during 2010. Dr. Bersoff is the Committee Chair.

The Compensation Committee: provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, and compensation. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement, and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this proxy statement. See “Compensation Committee Report.”

We expect the Compensation Committee to meet not less often than twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and as an “outside director” under Section 162(m) of the Code.

Governance and Nominating Committee. The Governance and Nominating Committee is currently composed of Ms. Auen and Drs. Bersoff and Datar. The Governance and Nominating Committee met four times during 2010. Ms. Auen is the Committee Chair.

The Governance and Nominating Committee: identifies and recommends candidates to be nominated for election as directors at ICF International’s annual meeting, consistent with criteria approved by the full Board; annually evaluates and reports to the Board on its performance and effectiveness; annually reviews the composition of each Board committee and presents recommendations for committee membership to the full Board as needed; researches, evaluates, and recommends director compensation; considers and advises the Board on matters relating to the affairs or governance of the Board; considers matters relating to senior management succession; and reviews and approves all potential “related person transactions” as defined under SEC rules.

Mergers & Acquisitions and Finance Committee. The ad hoc Mergers & Acquisitions and Finance Committee (“M&A Committee”) is currently composed of Messrs. Schulte, Jacks and Kesavan; Mr. Lucien served on this committee during 2010. The M&A Committee met three times during 2010. Mr. Schulte serves as the Committee Chair. The purpose of the M&A Committee is to review and assess, and assist the Board of Directors in reviewing and assessing, the capital structure of the Company, potential acquisitions, strategic investments, and divestitures.

Compensation Committee Interlocks and Insider Participation

Ms. Auen, Dr. Bersoff, and Mr. Feldt were members of the Compensation Committee for the year ended December 31, 2010. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Selecting and Nominating Directors

The Governance and Nominating Committee is responsible for nominating director candidates and considering director nominees. The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders, or other persons. It is expected that the Governance and Nominating Committee will have direct input from the Chairman and Chief Executive Officer and the lead director, as appropriate.

Identified candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. As described below, the Governance and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement. Following verification of the stockholder status of any person proposing a candidate, recommendations are considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder.

At its March 4, 2011 meeting, in connection with its review of the Board nomination process, the Governance and Nominating Committee reviewed its 2010 non-exclusive “Board selection guidelines” to assist the committee in evaluating candidates for the Board; no changes were made to the 2010 guidelines, which are summarized above under “Proposal 1: Election of Director.”

As suggested by our Board selection criteria summarized above, the Governance and Nominating Committee and Board believe that diversity should play a role in the selection of directors. Accordingly, the Governance and Nominating Committee takes into account factors such as race, gender, and national origin in evaluating nominees for Board membership.

Nominees should typically be able to serve for at least five years before reaching age 72. There are no stated minimum criteria for director nominees, and the Board may also consider such factors as it deems appropriate and in the best interests of the Company and our stockholders.

As mentioned above, we will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Corporate Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares of the Company which are, directly or indirectly, owned by such stockholder, as well as options, warrants, convertible securities, stock appreciation rights, and similar instruments of the Company

(“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right, directly or indirectly, to vote any shares of any security of the Company; (iv) any short interest in any security of the Company directly or indirectly owned by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary at the above address a written response to a questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person: (i) is not and will not become a party to (x) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

The Company has engaged a professional search firm to identify and assist the Governance and Nominating Committee in identifying, evaluating and conducting due diligence on potential director nominees in the near term to fill the vacancy left by Mr.  Lucien, as well as other potential candidates in the event the Board is expanded.

Board Stock Ownership Guidelines

In March 2011, upon the recommendation of the Governance and Nominating Committee, the Board of Directors adopted a revised Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee members of the Board of Directors of the Company be expected to own shares of Company common stock valued at five times such director’s annual cash retainer, which may include shares of unvested restricted stock (i.e., as of June 1, 2011, directors are strongly encouraged to hold common stock valued at $300,000 (or 5 times $60,000)). Such ownership level is to be achieved over a period of four years after becoming a member of the Board. Although it was very recently adopted, seven of the non-employee members of the Board of Directors already satisfy this guideline, based on the Company’s closing stock price of $21.88 on April 4, 2011.

Stockholder Communications with the Board

You may contact the Board of Directors by sending a letter marked “Confidential” and addressed to the Board of Directors, ICF International, Inc., c/o Corporate Secretary, 9300 Lee Highway, Fairfax, Virginia 22031 USA. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or individual directors, as appropriate. Communications that are intended specifically for the lead director, the independent directors, or non-management directors should be marked as such.

Director Compensation

The following discussion outlines the compensation that was paid to non-employee directors during 2010, as well as our anticipated director compensation structure for 2011. The compensation of our Board of Directors is evaluated in the fall of each year and at such additional times as deemed appropriate by our Governance and Nominating Committee, and has historically become effective October 1 following approval by the entire Board. However, in March 2011, our Board approved new director compensation. The new compensation policy becomes effective in April for cash compensation and in June for stock compensation. Therefore, for purposes of the below discussion, references to 2010 Board compensation and fees refer to the twelve-month period ended December 31, 2010, and references to 2011 Board compensation and fees refer to the new fee policy that takes effect in April and June 2011.

Directors who are employed by us do not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

2010 Board Compensation

Cash Compensation. During 2010, our non-employee directors each received annual cash retainers of $45,000, payable quarterly, covering up to four regular Board meetings during a year, one annual meeting, and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings are determined by the Board of Directors or the Governance and Nominating Committee. No additional retainer was paid to any of our non-employee directors for 2010. The chair of the Audit Committee received $26,000 annually (including member fee), and each other Audit Committee member received $6,000 annually, payable in equal quarterly installments. The chair of the Compensation Committee received $16,000 annually (including member fee), and each other Compensation Committee member received $6,000 annually, payable in equal quarterly installments. The chair of the Governance and Nominating Committee received $14,000 annually (including member fee), and each other Governance and Nominating Committee member received $6,000 annually, payable in equal quarterly installments.

Through June 4, 2010, the chair of the M&A Committee received $13,000 annually (including member fee), and each other M&A Committee member received $8,000 annually, payable in equal quarterly installments. On June 4, 2010, the Board determined that the M&A Committee would be an ad hoc committee of the Board and that committee members would receive $1,500 per meeting. On November 5, 2010, the Board adopted new Mergers & Acquisitions Policies and Procedures. Under the new procedures, if an exclusivity agreement has been executed and due diligence completed for a potential acquisition valued at less than $40 million and the Company desires to proceed, then a meeting of the M&A Committee will be held to discuss next steps. Potential acquisitions over $40 million will be discussed by the full Board. Notwithstanding the foregoing and to the extent an opportunity (i) involves another publicly-traded company, (ii) requires ICF to renegotiate its existing credit facility, (iii) requires ICF to use alternate financing sources (either debt or equity), (iv) is outside of ICF’s core business, (v) is greater than $200 million in revenue, or (vi) requires filing a Form 8-K with the SEC prior to signing the transaction, ICF will notify the Chair of the M&A Committee prior to the submission of an indication of interest to determine the appropriate course of action.

The lead director received an annual fee of $20,000, payable in equal quarterly installments. Board members may elect to convert their quarterly cash compensation into our common stock at the fair value of our common stock on the quarterly payment date.

Restricted Stock Grants. Non-employee members of the Board, upon first being elected to the Board, received an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount. These initial grants of restricted stock vest equally over a period of three years, subject to acceleration upon certain events such as a change of control. Starting with their second year of service, non-employee directors received annual grants of restricted stock with a fair market value equal to $72,000. These restricted stock grants were issued quarterly and vested immediately.

Director Compensation Table for 2010

The following table provides the compensation received by individuals who served as non-employee directors of the Company during 2010. In addition to disclosing compensation for the calendar year ended December 31, 2010, the below table also includes compensation received during the fourth quarter of 2009 (as indicated by footnote), since last year’s proxy disclosure only covered the 12-month period ended September 30, 2009.

Name(1)	Fees Earned or Paid in Cash or Stock(2) ($)	Stock Awards(3) ($)		Total ($)
(a)	(b)	(c)		(h)
Eileen O’Shea Auen	$81,250	$69,932	(4)	$151,182
Dr. Edward H. Bersoff	114,750	89,940	(5)	204,690
Dr. Srikant M. Datar	96,250	89,940	(5)	186,190
Richard M. Feldt	71,250	69,932	(4)	141,182
Joel R. Jacks	65,250	89,940	(5)	155,190
David C. Lucien	69,750	89,940	(5)	159,690
Peter M. Schulte	69,000	89,940	(5)	158,940

(1)	Sudhakar Kesavan is not included in this table because during 2010 he was an employee of the Company and therefore received no compensation for his director service. The compensation received by Mr. Kesavan as an employee of the Company is shown in the 2010 Summary Compensation Table below.

(2)	Includes quarterly payments made in the form of restricted common stock in lieu of cash at the election of each director.

(3)	In accordance with recent changes in the SEC’s rules, the amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in 2010, or the fourth quarter of 2009, as applicable.

(4)	In addition to calendar year 2010 awards, also includes a restricted stock award of 207 shares issued on November 10, 2009.

(5)	In addition to calendar year 2010 awards, also includes a restricted stock award of 623 shares issued on November 10, 2009.

2011 Board Compensation

The Governance and Nominating Committee retained AonHewitt to conduct an analysis of outside director compensation of our peer companies and present its findings to such committee in January 2011. AonHewitt found ICF to be below the market median (50th percentile) for total compensation opportunity compared to its peers. Based upon those findings, the Governance and Nominating Committee adjusted outside director compensation at its March 4, 2011 meeting, as described below.

Cash Compensation. Effective as of April 1, 2011, our non-employee directors will each receive annual cash retainers of $60,000 (up from $45,000), payable quarterly, covering up to four regular Board meetings during a year, one annual meeting, and a reasonable number of special Board meetings. Based on the AonHewitt survey, our committee retainers were increased for 2011. The chair of the Audit Committee will now receive

$32,000 annually (including member fee), up from $26,000 for 2010, and each other Audit Committee member will receive $12,000 annually, payable in equal quarterly installments, up from $6,000 for 2010. The chair of the Compensation Committee will receive $18,000 annually (including member fee), up from $16,000 for 2010, and each other Compensation Committee member will receive $8,000 annually, payable in equal quarterly installments, up from $6,000 for 2010. The chair of the Governance and Nominating Committee will receive $18,000 annually (including member fee), up from $14,000 for 2010, and each other Governance and Nominating Committee member will receive $8,000 annually, payable in equal quarterly installments, up from $6,000 for 2010. The members of the M&A Committee will continue to receive $1,500 per meeting, and the lead director will continue to receive a fee of $20,000 annually, payable in equal quarterly installments.

Restricted Stock Grants. The initial stock grants issued upon a director’s election to the Board have been discontinued, as have the quarterly Board service awards commencing with the second year anniversary of Board service. In its place, an equity grant of restricted stock valued at $120,000 will be made annually, with the first such annual equity grant made on June 3, 2011 (the date of the annual meeting). These restricted stock grants vest after one year. The Governance and Nominating Committee will determine the amount and timing of the equity grant to any newly appointed director who is not elected at the annual meeting.

Code of Ethics

On May 4, 2010, the Board of Directors adopted an updated Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers, and employees. The Code of Ethics requires that the Company’s directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers, and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

The Code of Ethics and all Board committee charters are posted in the Investor Relations – Corporate Governance portion of our website (www.icfi.com). A copy of any of these documents is available in print (free of charge to any stockholder) who requests a copy by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Governance. The Company will disclose on its website at www.icfi.com, to the extent and in the manner permitted by Item 505 of Form 8-K, the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments) and our approval of any material departure from a provision of the Code of Ethics that has been made known to any of our executive officers.

Certain Relationships and Transactions with Related Persons

Our Code of Ethics, which applies to all directors, executive officers, and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us and/or our stockholders. In addition, the Board of Directors has adopted a written policy on interested director transaction reporting and approval designed to alert the Board, and in particular the Governance and Nominating Committee, of material transactions involving the Company and directors and affiliates so that the Board may be aware of and consider such transactions in advance, on a case-by-case basis. As to matters coming before the Board in which individual directors may have a personal interest, the Board has adopted procedures to ensure that all directors voting on such a matter disclose the personal interest, abstain from voting on the matter, and discuss the transaction with counsel if necessary. The Board has delegated the task of discussing, reviewing, and approving transactions between the Company and any of our executive officers and Board members to the Governance and Nominating Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in-control and other arrangements, which are described in the section captioned “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Other Transactions Considered for Independence Purposes

For each director and nominee for director who is identified as independent, SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as related person transactions, but that were considered by the Board of Directors in determining that the director is independent. Each transaction that the Company believes is a related person transaction, if any, is described immediately above under the caption “Certain Relationships and Transactions with Related Persons.” There were, however, transactions with independent directors that did not rise to the level of a related person transaction, but that were considered for independence purposes. The Board of Directors affirmatively determined that each of such transactions did not impair the applicable director’s independence.

EXECUTIVE OFFICERS OF THE COMPANY DURING 2010

The following table includes information with respect to the individuals who served as our executive officers during 2010. Mr. Alan Stewart served as our Chief Financial Officer until April 1, 2010, at which point Mr. Ron Vargo became our Chief Financial Officer. Since both served in the capacity of our principal financial officer during 2010, both are included in our named executive officer disclosure for 2010. On April 4, 2011, Mr. Vargo announced his intention to resign from the Company effective May 11, 2011. The Company anticipates that Ms. Sandra Murray, Senior Vice President of Administration and Contracts for the Company, will succeed Mr. Vargo as interim Chief Financial Officer effective May 11, 2011. All executive officers serve at the pleasure of our Board of Directors. The biographical information for Mr. Kesavan is found under “Directors Whose Term of Office Expires in 2012—Class III Directors.”

Name	Age	Title
Sudhakar Kesavan	56	Chairman and Chief Executive Officer
John Wasson	49	President and Chief Operating Officer
Ronald P. Vargo	57	Executive Vice President and Chief Financial Officer
Gerald Croan	61	Executive Vice President
Ellen Glover	56	Executive Vice President
Isabel S. Reiff	61	Executive Vice President for Corporate Business Development
Alan Stewart	55	Former Senior Vice President and Chief Financial Officer

John Wasson serves as President and Chief Operating Officer of ICF International and has been with the Company since 1987. On June 7, 2010, Mr. Wasson was named President of the Company, replacing his former title of Executive Vice President. Mr. Wasson has served the Company in various capacities over the last 23 years, joining the Company as an associate in 1987, becoming a senior associate in 1989, a project manager in 1991, vice president in 1994, senior vice president in 1998, executive vice president in 2001 and Chief Operating Officer in 2003. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Ronald P. Vargo, age 57, serves as Executive Vice President and Chief Financial Officer of ICF International. Mr. Vargo joined the Company as Executive Vice President on March 1, 2010 and became Chief Financial Officer on April 1, 2010. Prior to joining the Company, Mr. Vargo served as the executive vice president and chief financial officer of Electronic Data Systems Corporation (“EDS”), a former $22 billion global technology services company, from 2006 to 2008 until EDS was acquired by Hewlett-Packard Company. Prior to his role as executive vice president and chief financial officer, Mr. Vargo served in the positions of vice president and treasurer of EDS from 2004 to 2006. Prior to joining EDS, Mr. Vargo was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a former $17 billion global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. TRW was acquired by Northrop Grumman Corporation in 2002. Mr. Vargo served TRW in the positions of vice president and treasurer from 1991 to 1994, then vice president of strategic planning and business development from 1994 to 1999, and then vice president and treasurer again from 1999 to 2003.

Gerald Croan serves as an Executive Vice President of ICF International and the president of the Company’s subsidiary, Caliber Associates, Inc. (“Caliber”), which focuses on our health, human services, and social programs market. Mr. Croan joined the Company with our acquisition of Caliber effective October 1, 2005. Mr. Croan founded Caliber in 1983 and has served as its president since its inception. Mr. Croan’s experience includes research, evaluation, technical assistance and training, and related program support services for juvenile justice, victim services, youth services, and community programs, military family issues, and developmental work on community needs assessment systems for the military. Mr. Croan’s work has been recognized by the U.S. Department of Defense, Department of Justice, and Department of Health and Human Services. Prior to founding Caliber, Mr. Croan served as a senior manager at two consulting organizations and with the Pennsylvania Department of Justice. Mr. Croan holds a Bachelor of Science degree and a Master of City Planning degree from the Massachusetts Institute of Technology. Mr. Croan has served on the Board of the National Association of Child Care Resource and Referral Agencies, an Arlington, Virginia-based non-profit organization, since 2003 and on the Board of the National Learning Institute, a Washington, D.C.-based non-profit organization, since 2001.

Ellen Glover serves as an Executive Vice President of ICF International and joined the Company in 2005. Prior to joining the Company, Ms. Glover served as the Vice President and General Manager of Dynamics Research, a publicly traded professional and technical services contractor to federal and state government agencies, which acquired Impact Innovations Group. Prior to the acquisition, from 2002 to 2004, Ms. Glover served as President of Impact Innovations Group, a provider of information technology services to federal and commercial markets. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies. Ms. Glover served as President and Chief Operating Officer of Advanced Technology Systems from 1994 to 2002, as Director of Operations from 1990 to 1993, and as a Program Manager prior to 1990. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006, and Executive Vice Chair from 2004 to 2005. In addition, Ms. Glover has served on the boards of Information Technology Association of America and Women in Technology. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award and the 2001 Federal Computer Week Federal 100 Eagle Award. In 2010, Ms. Glover was elected to the Executive Committee of the Board of the Professional Services Council. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Isabel S. Reiff serves as the Executive Vice President for Corporate Business Development. She joined ICF International in 1989 and has more than 30 years of experience in public policy and program consulting. She leads the Company’s business development and marketing. At ICF International she has managed client engagements in housing and community development, environmental, and transportation sectors. She has also held positions with federal and local governments. She holds a B.A. from Mount Holyoke College and an M.A. in Architecture and Urban Planning from the University of California, Los Angeles.

Alan Stewart served as Senior Vice President and Chief Financial Officer of ICF International until April 1, 2010, when Ronald P. Vargo became our Chief Financial Officer. Mr. Stewart remained with the Company during a transition period until he retired on May 1, 2010, after nine years with the Company. Mr. Stewart had been with the Company since 2001. Mr. Stewart has over 30 years of experience in financial management, including mergers and acquisitions. Prior to joining the Company, Mr. Stewart was Chief Financial Officer at DataZen Corporation, Blackboard, Inc., and Deltek Systems, Inc. (“Deltek”). Prior to joining Deltek, Mr. Stewart held senior finance positions at: BTG, Tempest Technologies, Inc.; C3, Inc.; the Division of Corporation Finance at the SEC; Martin Marietta Corporation; and Touche Ross & Co. Mr. Stewart received his Bachelor of Science in Accounting from Virginia Commonwealth University and is a Certified Public Accountant. Since January 2008, Mr. Stewart has served on the Board of Global Packaging, USA, a private-equity-backed company.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 4, 2011, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each person who was a named executive officer; and

•	all of our directors and executive officers as a group.

The percentages shown in the following table are based on 19,653,319 shares of common stock outstanding as of April 4, 2011. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of April 4, 2011 or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties. Unless otherwise indicated, the address of each person is: c/o ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage
Directors & Executive Officers
Sudhakar Kesavan(1)	147,707	*
John Wasson(2)	82,580	*
Ronald P. Vargo(3)	26,251	*
Gerald Croan(4)	23,320	*
Ellen Glover(5)	55,833	*
Isabel Reiff (6)	3,004	*
Eileen O’Shea Auen	14,989	*
Dr. Edward H. Bersoff	30,920	*
Dr. Srikant M. Datar(7)	17,461	*
Richard M. Feldt	10,905	*
Joel R. Jacks	122,452	*
David C. Lucien(8)	26,717	*
Peter M. Schulte	209,165	1.1%
Directors and Executive Officers as a group (13 persons)	771,304	3.9%

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage
Beneficial Owners Holding More Than 5%
Fred Alger Management, Inc. and affiliates as a group 111 Fifth Avenue New York, NY 10003	1,503,025	7.6%

Neuberger Berman Group LLC and affiliates as a group 605 Third Avenue New York, NY 10158	1,476,986	7.5%

Security Investors, LLC One Security Benefit Place Topeka, KS 66636-0001	1,007,694	5.1%

Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	1,105,569	5.6%

William Blair & Company, LLC 222 W. Adams Chicago, IL 60606	2,179,864	11.1%

*Represents beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 65,447 shares of common stock.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 52,337 shares of common stock.

(3)	The total number of shares listed as beneficially owned by Ron Vargo includes options to purchase 14,094 shares of common stock.

(4)	The total number of shares listed as beneficially owned by Gerald Croan includes options to purchase 1,718 shares of common stock.

(5)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 32,984 shares of common stock.

(6)	The total number of shares listed as beneficially owned by Isabel Reiff includes options to purchase 2,163 shares of common stock.

(7)	The total number of shares listed as beneficially owned by Dr. Srikant M. Datar includes 13,096 shares of common stock held in an estate planning trust of which Dr. Datar is a co-trustee.

(8)	Includes 400 shares owned by Mr. Lucien’s son.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy. The Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable, and competitive. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to other Company key employees. The six executives included in the Summary Compensation Table on page 36 are referred to as our named executive officers.

Compensation Philosophy and Objectives

In the fall of 2010, the Committee retained AonHewitt to assist the Committee in reviewing the Company’s compensation policies and practices, as adopted by the Committee in February 2010, and comparing them to current trends in board and executive compensation by peer companies. In particular, AonHewitt was asked to assist with competitive benchmarking for six executive positions. The Committee had also utilized AonHewitt in 2009. Although AonHewitt has been retained by the Committee, from time to time, as necessary, the Company’s management provides information to, and discusses alternatives directly with, AonHewitt at the direction of the Committee.

As a result of this review, the Company’s fundamental compensation philosophy, which has the objectives set forth below, did not change:

•

Reward performance and contribution to our business. Our compensation programs should be designed to reward extraordinary performance with commensurate compensation; likewise, where individual performance falls short of expectations and/or Company performance lags behind the peer group performance, the programs should deliver lower payouts.

•

Pay-for-performance and retention must be balanced. Although performance is a key element of the Company’s compensation philosophy, in order to attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies that compete with us for talent. In general terms, the objective is to target Company executives’ total compensation at the 50th percentile of the Company’s approved peer group for “on plan” performance.

•

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity participation to align their individual financial interests with those of our stockholders.

•

Relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to understand easily how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the business unit’s and Company’s achievement of its strategic and operational goals.

•

Provide only necessary perquisites for named executives. Our compensation programs should include only those perquisites necessary to attract and retain named executives and/or improve the named executive’s ability to carry out his or her responsibilities safely and effectively.

Based on a review that began in the fall of 2010 and continued through March 2011, the Committee developed the following guidelines for the Company’s 2011 executive officer compensation program:

•

Development of Performance Goals. Each year, management presents its budget, revenue forecast, and strategy to the Board in the November/December timeframe, allowing the Board and management to develop a consensus on financial and strategic goals for the following year. These goals are reflected in the compensation program for the following year and the metrics that will drive individual performance goals, total compensation targets, and actual compensation levels.

•

Elements of Compensation Program. The actual awards will be based on the performance of the Company and the executive. This means that the mix of pay may be different each year from the identified targets for each pay component, providing the Committee with the greatest amount of flexibility in awarding incentive compensation and pay adjustments each year. In general, the mix of compensation will consist of base salary and both short-term incentive (which will normally take the form of cash) and long-term equity incentives. During 2010, the long-term equity incentive for named executives was based on an equity distribution as follows:

–	50% options with a three-year vesting schedule of one-third each year following the distribution.

–	50% restricted stock units with a four-year vesting schedule of one-fourth each year following the distribution.

•

Target Payout for On Plan Performance: Compensation was targeted at the 50th percentile of the 2011 Peer Group (as defined below) to establish a baseline for compensation. The peer group and supporting data will be refreshed approximately every two years. During 2011, “on plan” performance was defined as achieving 85% to 115% of performance goals. The Company’s failure to achieve “on plan” performance will affect both overall and individual incentive awards, although the effects of shortfalls on cash bonuses will likely be more pronounced than on long-term incentives. The Company’s actual performance as compared to the goals will be assessed and applied to ranges within “on plan” target compensation in establishing the appropriate payout levels.

•

Potential Payout for Above Plan Performance. The potential to earn more compensation is at the discretion of the Committee, subject to any restrictions imposed by Section 162(m) of the Code and the terms of the 2010 Omnibus Incentive Plan (the “Omnibus Plan”). Potential payouts were established for performance that exceeded 115% of the annual performance goals. The maximum total direct compensation that could be earned for superior performance was 160% of total targeted compensation, unless the Committee recommended otherwise.

•	Performance-Based and Discretionary Incentive Compensation. The CEO’s, COO’s, and CFO’s annual incentive compensation was weighted as follows:

–	80% in the form of a potential “performance-based bonus” tied to one or more financial goals set forth in the Omnibus Plan, the cash portion of which was designed to comply with Section 162(m) of the Code.

–	20% in the form of a separate “discretionary bonus,” payable at the discretion of the Committee based on specific business challenges the executives faced during the fiscal year, with the bonus contingent on achievement of non-financial goals identified as to each executive but not contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the “performance-based bonus” discussed above.

•

Threshold. The minimal level of performance that must be achieved before bonus and equity distributions can be earned and/or distributed is 85%. If the Company achieves less than 85% of its annual performance goals, then no cash bonuses will be distributed but no less than 80% of the targeted long-term incentive awards will be distributed.

•

Impact of Acquisitions. Because merger and acquisition transactions are an integral element of our growth strategy, the executives’ compensation structure reflects the time and effort to successfully identify, negotiate and integrate acquisitions. Typically, our executives are rewarded for this activity through share price appreciation in the long-term incentive component, rather than through an explicit cash award tied to merger and acquisition transactions. However, assuming a transaction exceeds 10% of the Company’s prior year’s gross revenue, then based on the timing and size of the acquisition, executives may be given an opportunity to earn an extra incentive, with no change in previously established performance targets.

•	Assessment of Annual Performance. For purposes of compensation awards:

–	The CEO’s performance is assessed by the Committee.

–	The COO’s and CFO’s performance is assessed by the Committee and the CEO.

–	The remaining executive officers’ performance is assessed by the CEO, COO, CFO, and the Committee.

Implementing Our Objectives

Use of Market Data

As explained above, the Committee retained AonHewitt to assist with, among other things, competitive benchmarking. In connection with its review and assessment, AonHewitt collected competitive data for public companies in the same service sector and executive labor market. The peer group, selected with approval by the Committee, is comprised of publicly traded U.S.-based professional services companies that serve the government sector. The companies comprising the 2011 compensation peer group (the “2011 Peer Group”) were the following:

CACI International Inc.	CRA International, Inc.	Dynamics Research Corp.

FTI Consulting, Inc.	Huron Consulting Group Inc.	ManTech International Corp.

Navigant Consulting, Inc.	NCI, Inc.	SAIC, Inc.

SRA International, Inc.	Maximus, Inc.

The only company that was included in the 2010 Peer Group that is no longer utilized as part of the peer group for 2011 was Stanley, Inc., which was acquired by CGI Group Inc. in 2010. The only new company that was added to the peer group was Maximus, Inc.

The conclusion of the AonHewitt assessment was that, generally speaking, the Company’s executive compensation opportunities are aligned with market or slightly below market. Specifically, the CFO’s pay components are competitively aligned, the CEO’s pay components are within market range (about 10% below), the Company’s bonus targets are generally at-market for all positions, and the Company’s long-term incentive targets are at-market for the CEO and CFO but below market for other executive positions. This conclusion was reflected in AonHewitt’s recommended changes to the Company’s executive compensation program and the Committee’s compensation decisions.

In connection with its evaluation of the AonHewitt’s recommendations, the Committee was also mindful that the Company competes with many larger companies for top executive-level talent. Thus, although the Committee determined that the peer group compensation data was the appropriate primary focus, broader considerations also needed to be taken into account.

Role of Management in Compensation Decisions

During late 2010 and early 2011, the Committee made compensation determinations for all named executives. In the case of executives other than the CEO, the CEO annually reviews the performance of the executive team, provides a summary of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews and an analysis of competitive market data. The Committee considers these CEO recommendations when making its determinations as to the COO and CFO, and takes into account input from the CEO, COO, and CFO with respect to other named executives.

Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for named executives included: (i) base salary; and (ii) incentive compensation in the form of cash bonuses and equity awards.

For the named executives, the Committee has discretion with respect to the size, types, amounts, and principal components of compensation, and, in the case of cash bonuses and equity awards, whether to make any available. In terms of incentive compensation, the Committee establishes pre-determined percentage weights for each component of cash bonus, but does not have pre-determined percentage weights for equity awards. The following section summarizes the role of each compensation component and how decisions are made for the named executives.

2010 Base Compensation

Taking into account the competitive factors described above, the recommendations of AonHewitt, and the Company’s performance during 2009, the Committee decided to increase the base compensation levels of the Company’s executive officers so that they more closely approximate (but remain slightly below) the 50th percentile of the 2010 Peer Group. AonHewitt’s 2010 assessment, based upon the 2010 Peer Group, concluded that the Company’s senior executive compensation was below market. Therefore, increases to named executive base compensation were made last year to bring base compensation levels in line with the targeted 50th percentile comparison to the 2010 Peer Group. Such increases were particularly substantial for Messrs. Kesavan and Wasson, who had opted to maintain their existing 2008 base salaries in 2009 as a Company cost-cutting measure and were further below market as a result. For 2010, the Committee decided to increase the base compensation for Mr. Kesavan to $625,000, for Mr. Wasson to $475,000, for Ms. Glover to $322,000, and for Ms. Reiff, to $280,000. Mr. Vargo joined the Company as Executive Vice President and became the Company’s Chief Financial Officer effective April 1, 2010, with an annual base compensation of $425,000. Mr. Stewart remained with the Company, serving as the Chief Financial Officer until April 1, 2010.

Compared to the 2010 Peer Group identified by the Committee with the assistance of AonHewitt, the base compensation of Messrs. Kesavan and Wasson remained below the 50th percentile. It is difficult to identify precise comparables for Ms. Reiff, but her base compensation levels were believed to be slightly below the 50th percentile levels as well. The base compensation level for Ms. Glover approximated the 50th percentile of the 2010 Peer Group, and the compensation level for Mr. Vargo, who joined the Company from a larger company environment, was set as a result of negotiations between Mr. Vargo and the Committee. Accordingly, additional increases were made in establishing 2011 base compensation to further align Messrs. Kesavan and Wasson and Ms. Reiff to more closely approximate the 50th percentile of the peer group, as discussed below under “—2011 Base Compensation.”

2011 Base Compensation

Taking into account the competitive factors described above, the recommendations of AonHewitt, and the Company’s performance during 2010, the Committee decided to increase the base compensation levels of the Company’s executive officers so that they more closely approximate the 50th percentile of the 2011 Peer Group. Therefore, the base compensation for Mr. Kesavan was increased to $700,003, reflecting a 12% increase, and for Mr. Wasson to $540,010, reflecting a 14% increase. Mr. Vargo’s base compensation was increased to $437,757, reflecting a 3% increase; Ms. Glover’s to $331,677, reflecting a 3% increase; and Ms. Reiff’s to $302,411, reflecting an 8% increase.

Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our 2010 Omnibus Incentive Plan (the “Omnibus Plan”). The Omnibus Plan is designed to: (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals; (ii) link and align the personal interests of participants with an incentive for excellence in individual performance; and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1.0 million in any taxable year paid to the CEO or the three next most highly compensated executive officers, other than the CFO. The Company’s Omnibus Plan provides for ongoing compliance with Section 162(m) of the Code. Awards relating to targeted cash bonus opportunities (including equity awards that may be made in lieu of such cash bonuses) payable under the annual incentive program pursuant to the Omnibus Plan are intended to comply with Section 162(m) of the Code.

However, 2008 and 2009 compensation in excess of $1 million paid to our named executives was deductible because of an exemption contained in the regulations under Section 162(m) for companies that are newly publicly held. Because the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) was in effect prior to the Company’s initial public offering, and the initial public offering disclosed information regarding the 2006 Plan that satisfied all applicable laws, pursuant to Treasury Regulation § 1.162-27(f)(2)(iv)(3), the $1.0 million deduction limit is not applicable to remuneration paid pursuant to awards granted under the 2006 Plan prior to the annual stockholders’ meeting that occurred on June 4, 2010 (such as RSU awards that may have future vesting dates).

Annual Incentive Awards for 2010. With respect to the targeted level of incentive compensation in 2010, based on the data provided by AonHewitt and the Committee’s consideration of that data and other factors, the Committee decided to define “target” performance as being overall Company performance between 85% and 115% of target (compared to between 80% and 120% during 2009). Based on the same factors, the Committee concluded that target incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Vargo, 70%; Ms. Glover, 50%; and Ms. Reiff, 70%. These amounts, with the exception of Mr. Vargo and Ms. Reiff who were not named executives in 2009, were consistent with both the 2009 target bonuses and the Committee’s decision to ensure that a significant portion of named executive compensation is at-risk.

Each executive who received a performance award under the annual incentive program for 2010 received an award of which 80% was in the form of a “performance-based” bonus opportunity tied to financial goals and 20% of which was in the form of a “discretionary” bonus opportunity, based on specific business challenges facing the executives during the fiscal year. The discretionary bonus was contingent on achievement of non-financial goals identified as to each executive, and also was contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above. For Messrs. Kesavan, Wasson, and Vargo, the performance-based bonus was based on the following factors: gross revenue (40%) (percentage references are to percentages of aggregate bonus opportunities), earnings per share (25%), and backlog growth (15%), and the discretionary bonus was based on contributions to the Company’s strategic goals, acquisitions, collaboration, and people development (20%). The performance goals for Ms. Glover’s performance-based bonus included gross revenue and earnings per share (25% each), group gross revenue (15%), and group local margin (15%), with her discretionary bonus (20%) based on other factors. Ms. Reiff’s performance-based bonus was based on the following factors: gross revenue (25%), earnings per share (10%), backlog growth (22.5%), and pipeline growth (taking into consideration quality of pipeline) (22.5%), with her discretionary bonus (20%) based on other factors.

Following the conclusion of 2010, the Committee reviewed the Company’s performance against the previously identified 2010 performance metrics, including gross revenue, earnings per share, and backlog growth. These metrics were reviewed in the context of both the core Company operations and the Company’s performance. The “core” Company performance as a percentage of target in the applicable categories ranged from 87% to 101%. Thus, the Company’s performance was in the range of “on-plan performance” as defined under the 2010 incentive program, because performance was between 85% and 115% of target.

Overall, the Committee concluded that the 2010 aggregate annual incentive compensation pool should be funded at $10.5 million and be distributed entirely in cash. With respect to individual named executives, the Committee’s determinations took into account each person’s relevant performance factors. For example, in the case of Mr. Kesavan, the nondiscretionary performance factors (gross revenue, earnings per share, and total backlog) resulted in a total of 78% of the potential 80% non-discretionary portion of his incentive compensation, and Mr. Kesavan was awarded 15% of the 20% discretionary portion of his incentive award, resulting in an overall award equal to 93% of the potential targeted award, or $581,260. The analysis for Mr. Wasson, whose performance factors were the same as Mr. Kesavan’s, mirrored that for Mr. Kesavan and resulted in a 2010 incentive award of $353,402. In the case of Ms. Glover, the performance factors and discretionary components totaled 100% of target, resulting in a 2010 incentive award of $161,860. In the case of Ms. Reiff, the nondiscretionary factors (Company gross revenue, earnings per share, total backlog and total pipeline) resulted in a total of 78% of the potential 80% non-discretionary portion of her incentive compensation, and Ms. Reiff was awarded 15% of the 20% discretionary portion of her incentive award, resulting in an overall award equal to 93% of the potential targeted award, or $182,976. Mr. Vargo’s bonus award was guaranteed at 100% of target for 2010 as a part of his employment offer, or $297,504.

Annual Incentive Program for 2011. The 2011 incentive program largely mirrors that implemented for 2010. In particular, as discussed above, each executive who receives an award under the Annual Incentive Program for 2011 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial goals and 20% of which is in the form of a “discretionary” bonus opportunity based on specific business challenges facing the executives during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified as to each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above.

With respect to the targeted level of incentive compensation, based on the data provided by AonHewitt and the Committee’s consideration of that data and other factors, the Committee decided to define “target” performance as being overall Company performance between 85% and 115% of target; consistent with 2010. Based on the same factors, the Committee concluded that target cash incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Vargo, 70%; Ms. Glover, 50%; and Ms. Reiff, 70%. Upon the effectiveness of Mr. Vargo’s announced intent to resign on May 11, 2011, he will not be eligible to receive annual incentive compensation for 2011.

The performance factors to be taken into account in defining each named executive officer’s eligibility for an incentive award remain the same as those for 2010, although the Committee has made appropriate increases to the target of each performance element for 2011.

Equity Awards. Apart from utilizing equity grants to pay all or a portion of certain 2010 annual incentive awards referred to above, the equity component of the Company’s compensation program has historically consisted of grants of stock options, restricted stock, and/or restricted stock units. Such awards are designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage participants to focus on long-term Company performance;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value they have added to the organization. In determining awards, we consider current value, expected value at grant, and the ownership percentage associated with the award to draw a comparison among the recipients and make market comparisons to similarly situated executives in peer group companies. In establishing award levels, we consider existing equity ownership levels of the participants.

The Compensation Committee has recently approved an Executive Officer Stock Ownership Recommendation, recommending that the Company’s CEO own Company common stock with a value equal to or greater than three times the value of his base salary, and the other “named executive officers” of the Company own Company common stock with a value equal to or greater than the value of his/her base salary. Such recommendations would ideally be achieved within a four-year period of becoming a “named executive officer” and/or CEO, or by December 31, 2014 for those “named executive officers” and the CEO already holding such positions. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

The Committee makes annual awards at a pre-determined quarterly meeting of the Committee. In most cases, newly hired named executives who are eligible to receive equity awards are granted such awards at the next regularly scheduled Committee meeting following their hire date or upon their hire date.

2010 Equity Awards. During 2010, the Committee made certain adjustments to the method of determining the named executives’ equity grants, with Mr. Kesavan’s target equity grant being equal to 160% of his base compensation, Mr. Wasson’s being equal to 100% of his base compensation, Ms. Glover’s being equal to 60% of her base compensation, and Ms. Reiff’s being equal to 50% of her base compensation. The equity component of Mr. Vargo’s compensation was determined in connection with the negotiation of the terms of his joining the Company.

As a result, the Committee approved the following equity awards to our named executives, such grants taking the form of 50% restricted stock units vesting over a period of four years, and 50% nonqualified stock options vesting over a period of three years.

	Equity Incentive Awards Stock Options			Restricted Stock Units
Name	Value of Stock Options		Shares Underlying Stock Options	Value of Restricted Stock Units ($)(1)		Shares Underlying Restricted Stock Units (#)
Sudhakar Kesavan, Chairman and Chief Executive Officer	$499,998		46,339	$499,980		20,128
John Wasson, President and Chief Operating Officer	237,499		22,011	237,495		9,561
Ronald P. Vargo, Executive Vice President and Chief Financial Officer	711,093	(2)	68,595	751,233	(2)	31,742
Ellen Glover, Executive Vice President	96,592		8,952	96,578		3,888
Isabel Reiff, Executive Vice President	69,995		6,487	69,999		2,818

(1)	Based on the closing stock price of $24.84 on the date of grant, March 31, 2010, for Messrs. Kesavan, Wasson and Croan and Mses. Glover and Reiff; and a weighted average closing stock price of $23.67 based on the grant dates of March 12, March 31 and May 10, 2010, for Mr. Vargo.

(2)	Includes grants made in connection with Mr. Vargo’s joining the Company.

With respect to these grants, the dollar amount recognized for financial statement purposes for 2010, in accordance with FASB ASC Topic 718, is reflected as 2010 compensation in the Summary Compensation Table below.

The executive officers’ direct reports also received their 2010 incentive awards in the form of 50% RSUs and 50% nonqualified stock options, with the remaining participants given 100% RSUs.

2011 Equity Awards. During 2011, the Committee made certain adjustments to the method of determining the named executives’ equity grants, with Mr. Kesavan’s target equity grant remaining equal to 160% of his base compensation, Mr. Wasson’s remaining equal to 100% of his base compensation and Ms. Glover’s remaining equal to 60% of her base compensation. Mr. Vargo’s target equity grant was set to 90% of his base compensation and Ms. Reiff’s target equity grant was increased to 60% of her base compensation.

As a result, the Committee approved the following equity awards to our 2011 named executives, such grants taking the form of 50% restricted stock units vesting over a period of four years, and 50% nonqualified stock options vesting over a period of three years.

	Equity Incentive Awards Stock Options		Restricted Stock Units
Name	Value of Stock Options	Shares Underlying Stock Options	Value of Restricted Stock Units ($)(1)	Shares Underlying Restricted Stock Units (#)
Sudhakar Kesavan, Chairman and Chief Executive Officer	$560,003	61,002	$560,003	25,723
John Wasson, President and Chief Operating Officer	270,005	29,412	270,005	12,402
Ronald P. Vargo, Executive Vice President and Chief Financial Officer(2)	196,991	21,458	196,991	9,048
Ellen Glover, Executive Vice President	99,503	10,839	99,503	4,570
Isabel Reiff, Executive Vice President	90,723	9,882	90,723	4,167

(1)	Based on the closing stock price of $21.77 on the date of grant, April 1, 2011.

(2)	Upon the effectiveness of Mr. Vargo’s announced intent to resign on May 11, 2011, he will forfeit any unvested equity awards, which will include all of the restricted stock unit and option awards shown in the above table.

Retirement and Other Benefits

Savings Plan. Our named executives are eligible to participate in our tax-qualified defined contribution profit-sharing plan, which has a Section 401(k) feature. Under the terms of this plan, eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits. We make matching contributions each pay period equal to 100% of an employee’s 401(k) contributions up to the first 3% of the employee’s compensation, and we also make matching contributions equal to 50% of the employee’s 401(k) contributions up to the next 2% of the employee’s compensation. We do not make matching contributions for employee 401(k) contributions in excess of 5% of the employee’s compensation. Our contributions to this plan for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites. The Company does not provide any material perquisites or personal benefits to its named executives.

Severance Benefits. As of December 31, 2010, we were a party to severance protection agreements with Messrs. Kesavan, Wasson, and Vargo. We believe these agreements, which provide severance protection upon a change in control, serve to promote stability and continuity among our named executives. We also have an employment agreement with Mr. Kesavan and a severance letter agreement with Mr. Wasson that provide severance benefits in certain situations other than termination in conjunction with a change in control. Mr. Vargo’s severance protection agreement as outlined above also includes similar severance benefits in certain situations other than termination in conjunction with a change in control. Mr. Vargo’s severance protection agreement will terminate upon the effectiveness of Mr. Vargo’s announced intent to resign on May 11, 2011. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Potential Payments upon Termination or Change in Control” below.

We were also a party to a severance protection agreement, severance letter agreement and employment agreement with our former Chief Financial Officer, Mr. Alan Stewart, until his resignation effective May 1, 2010. Since Mr. Stewart left our employ during 2010, his agreements and potential payments assuming a December 31, 2010 termination are not discussed below; rather, his actual incurred severance payments are included in the Summary Compensation Table.

Compensation Practices and Risk

We do not believe the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company in connection with risk management practices and risk-taking incentives. Our business is by no means free from risk, but the operations of the Company’s business units generating most of our revenues do not involve significantly different levels of execution or legal risk. In addition, the Company has a diverse revenue base. Further, most of the Company’s revenues are derived from contracts under which revenue is determined on either a “time-and-materials” or “cost-based” basis. A minority of its revenues are from “fixed-price” contracts, which typically involve more risk than other forms of contracts utilized by the Company. Because of the general consistency of these risk factors across the Company’s business units, the performance factors that serve as the basis for the incentive compensation of the Company’s executive officers, described above, are similar. Those performance factors have a healthy diversity in the context of risk management. Although the incentive compensation of our chief executive officer, chief operating officer and chief financial officer for 2010 was based in significant part (40%) on revenue, that weighting is balanced by the focus on earnings per share (25%) and backlog (15%). Thus, for example, our compensation policies do not encourage management to focus on revenue growth through acquisitions or new contracts if such revenues involve either high risk or low profitability that could create losses or lower margins and adversely affect future earnings. Similarly, our focus on backlog is designed to encourage a long-term view of the Company’s revenue base. Our emphasis on continuing to have a significant component of compensation in the form of equity also aligns management with the interests of stockholders in terms of risk management.

Summary Compensation Table

The table below summarizes the actual compensation earned by persons who were our named executives during 2010.

Name and principal position	Year		Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Compensation(2)	All Other Compensation ($)(3)	Total ($)
Sudhakar Kesavan, Chairman and Chief Executive Officer	2010 2009 2008		$597,131 480,002 464,622	$1,063,287 959,989 —	(4)	$499,965 — —	$581,260 469,440 742,080	$18,973 13,931 10,830	$2,760,616 1,923,362 1,217,532

John Wasson, President and Chief Operating Officer	2010 2009 2008		460,586 400,005 388,473	613,041 524,986 —	(5)	237,483 — —	353,402 312,960 494,720	10,340 10,160 9,360	1,674,852 1,248,111 892,553

Ronald P. Vargo, Executive Vice President and Chief Financial Officer	2010	(6)	342,457	751,233		711,095	297,504	186,091	2,288,380

Alan Stewart, Former Senior Vice President and Chief Financial Officer	2010 2009 2008	(7)	118,020 323,003 312,819	— 241,265 —	(8)	— — —	— 179,863 201,067	635,900 5,176 5,447	753,920 749,307 519,333

Ellen Glover, Executive Vice President	2010 2009 2008		319,505 307,104 292,333	91,190 139,985 —	(9)	96,586 — —	161,860 150,788 140,000	10,096 9,984 9,476	679,237 607,861 441,809

Isabel Reiff, Executive Vice President	2010		277,670	149,178		69,990	182,976	8,035	687,849

(1)	In accordance with recent changes in the SEC’s rules, the amounts reported in the “Stock Awards” and “Option Awards” columns of the table above for 2010 reflect the aggregate grant date fair value of stock awards and option awards, respectively, during 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the “Stock Awards” and “Option Awards” columns, please see the discussion of stock awards and stock option awards contained in Note B and Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Additionally, the 2010 closing per share prices used to calculate the value of restricted stock awards, as well as the grant date fair value amounts of each individual 2010 stock award and option award are found below in the table “Grants of Plan-Based Awards.”

Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to the Company’s employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that stock award and option award information for 2009 and 2008 be presented based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year the Company could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants made from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that the stock award and option award amounts in the applicable columns above with respect to 2009 and 2008 be presented on a similar basis as the 2010 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Because this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock awards and option awards in 2009 and 2008 differ from the amounts previously reported in the Summary Compensation Table for these years. As a result, the named executive officer’s total compensation amounts for 2009 and 2008 also differ from the amounts previously reported in the Summary Compensation Table for those years.

(2)	Amounts shown consist of payouts under the Annual Incentive Program for 2010 (amounts earning during the applicable fiscal year but paid after the end of the fiscal year).

(3)	Details of the amounts reported in the “All Other Compensation” column for 2010 are provided in the table below.

	Sudhakar Kesavan	John Wasson	Ronald Vargo	Alan Stewart	Ellen Glover	Isabel Reiff
Imputed Income	$3,103	$540	$1,250	$580	$580	$572
Employer Contributions to 401(k) Plan	9,800	9,800	—	3,975	9,516	7,463
Life Insurance Premiums	6,070	—	—	—	—	—
Severance Payments	—	—	—	631,345	—	—
Relocation Expenses	—	—	84,841	—	—	—
Signing Bonus	—	—	100,000	—	—	—

(4)	The grant date fair value for this restricted stock unit award of 39,933 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

(5)	The grant date fair value for this restricted stock unit award of 21,838 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

(6)	Mr. Vargo’s 2010 compensation is from March 1, 2010 (his date of hire) through December 31, 2010.

(7)	Mr. Stewart’s 2010 compensation is from January 1, 2010 through May 1, 2010, when Mr. Stewart’s employment with the Company ended.

(8)	The grant date fair value for this restricted stock unit award of 10,036 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

(9)	The grant date fair value for this restricted stock unit award of 5,823 shares is calculated based on the closing stock price of $24.04 per share on the grant date of April 8, 2009.

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006, which we later restated on December 29, 2008, for the purpose of bringing it into compliance with Section 409A of the Code. The agreement provides that Mr. Kesavan will serve as our Chief Executive Officer and Chairman of the Board of Directors and he will receive annual increases to his base salary at least equal to the increase in the consumer price index. The Compensation Committee may further increase Mr. Kesavan’s base salary under that agreement based on the performance of the Company and other factors deemed relevant by the Compensation Committee. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Compensation Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the Company, and the Company may terminate this agreement either without cause or for cause upon written notice. The benefits that Mr. Kesavan and other executive officers will receive upon termination of their employment or change in control are described under “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards in 2010

The following table provides information concerning all award grants made to the Company’s named executives during 2010.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sudhakar Kesavan, Chairman and Chief Executive Officer	1/1/2010	$625,000
	3/12/2010		23,335	(2)				$24.14	$563,369
	3/31/2010		20,128	(3)				24.84	499,980
	3/31/2010				46,339	(5)	$24.84	24.84	499,965

John Wasson, President and Chief Operating Officer	1/1/2010	380,000
	3/12/2010		15,557	(2)				24.14	375,546
	3/31/2010		9,561	(3)				24.84	237,495
	3/31/2010				22,011	(5)	24.84	24.84	237,483

Ronald Vargo, Executive Vice President and Chief Financial Officer	1/1/2010	297,500
	3/12/2010		11,599	(2)				24.14	280,000
	3/31/2010		7,699	(3)				24.84	191,243
	5/10/2010		12,444	(4)				22.50	279,990
	3/12/2010				24,556	(6)	24.14	24.14	259,871
	3/31/2010				17,724	(5)	24.84	24.84	191,230
	5/10/2010				26,315	(7)	22.50	22.50	259,995

Alan Stewart, Former Senior Vice President and Chief Financial Officer	—		—		—		—	—	—

Ellen Glover, Executive Vice President	1/1/2010	161,000
	3/12/2010		2,998	(2)				24.14	72,372
	3/31/2010		3,888	(3)				24.84	18,818
	3/31/2010				8,952	(5)	24.84	24.84	96,586

Isabel Reiff, Executive Vice President	1/1/2010	140,000
	3/12/2010		3,280	(2)				24.14	79,179
	3/31/2010		2,818	(3)				24.84	69,999
	3/31/2010				6,487	(5)	24.84	24.84	69,990

(1)	Amounts represent the target cash payouts for fiscal 2010 awards under the Annual Incentive Plan.

(2)	These restricted stock unit awards vest in four equal annual installments on each March 12, beginning March 12, 2011.

(3)	These restricted stock unit awards vest in four equal annual installments on each March 31, beginning March 31, 2011.

(4)	These restricted stock unit awards vest in four equal installments on each May 10, beginning May 10, 2011.

(5)	These options vest in three equal installments on each March 31, beginning March 31, 2011.

(6)	These options vest in three equal installments on each March 12, beginning March 12, 2011.

(7)	These options vest in three equal installments on each May 10, beginning with May 10, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options—Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sudhakar Kesavan	50,000	—	$18.31	3/22/2017	31,946	(2)	$821,651
Chairman and Chief Executive Officer	—	46,339	24.84	3/31/2020	23,335	(3)	600,176
					20,128	(4)	517,692

John Wasson	45,000	—	18.31	3/22/2017	17,470	(2)	449,328
President and Chief Operating Officer					15,557	(3)	400,126
	—	22,011	24.84	3/31/2020	9,561	(4)	245,909

Ronald Vargo	—	24,556	24.14	3/12/2020	11,599	(3)	298,326
Executive Vice President and Chief Financial Officer	— —	17,724 26,315	24.84 22.50	3/31/2020 5/10/2020	7,699 12,444	(4) (5)	198,018 320,060

Alan Stewart	—	—	—	—	—		—
Former Senior Vice President and Chief Financial Officer

Ellen Glover	20,000	—	7.34	9/1/2015	4,658	(2)	119,804
Executive Vice President	30,000	—	18.31	3/22/2017	2,998	(3)	77,109
	—	8,952	24.84	3/31/2020	3,888	(4)	99,999

Isabel Reiff	—	6,487	24.84	3/31/2020	3,056	(6)	78,600
Executive Vice President					3,280	(3)	84,362
					2,818	(4)	72,479

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 31, 2010, which was $25.72.

(2)	These unvested shares are time-based restricted stock units that vest in five equal installments on each April 8, beginning April 8, 2010.

(3)	These unvested shares are time-based restricted stock units that vest in four equal installments on each March 12, beginning March 12, 2011.

(4)	These unvested shares are time-based restricted stock units that vest in four equal installments on each March 31, beginning March 31, 2011.

(5)	These unvested shares are time-based restricted stock units that vest in four equal installments on each May 10, beginning May 10, 2011.

(6)	These unvested shares are time-based restricted stock units that vest in five equal installments on each May 8, beginning May 8, 2010.

Option Exercises and Stock Vested During 2010

The following table provides information concerning the vesting of stock awards and exercise of options for each named executive officer, on an aggregate basis, during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sudhakar Kesavan, Chairman and Chief Executive Officer	—	$—	19,653	$507,572
John Wasson, President and Chief Operating Officer	—	—	12,701	329,183
Ronald Vargo, Executive Vice President and Chief Financial Officer	—	—	—	—
Alan Stewart, Former Senior Vice President and Chief Financial Officer	15,000	100,200	—	—
Ellen Glover, Executive Vice President	—	—	4,498	117,136
Isabel Reiff, Executive Vice President	—	—	2,431	61,611

(1)	The value of option awards realized on exercise shown equals the aggregate value of the shares upon exercise minus the aggregate exercise price, and the value of restricted stock units realized on vesting shown equals the value of the shares underlying restricted stock units on the date of vesting.

Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for a select group of key management and highly compensated employees who have been designated to be eligible to participate in the Deferred Compensation Plan by the Board of Directors or the Committee.

The Deferred Compensation Plan became effective on May 1, 2008, and allows participants to defer up to 80% of base salary and/or up to 100% of bonus and commissions. All amounts deferred are 100% vested. In addition, the Company may credit a participant’s Deferred Compensation Plan account with Company contributions required under an employment agreement or any other agreement and/or with discretionary Company contributions. Company contributions are vested pursuant to the terms of any relevant agreement or, if none, on the anniversary of the date on which such Company contribution was credited to the participant’s account balance, in accordance with the following schedule; provided, however, that the participant must be in the service of the Company as an employee on such anniversary to receive vesting credit:

Less than 1 year—0%

1 year but less than 2 years—33%

2 years but less than 3 years—67%

3 or more years—100%

Only two of the named executives designated to participate in the Deferred Compensation Plan elected to do so in 2010. No Company contributions were credited under the Deferred Compensation Plan for 2010. Deferred Compensation Plan account are deemed to be invested in one or more investment options selected by each participant from investment options offered under the Deferred Compensation Plan.

Deferred Compensation Plan participants are entitled to receive distributions from their Deferred Compensation Plan accounts upon separation from service, death, disability, and/or upon a specified date. Subject to the provisions of Section 409A of the Code, Deferred Compensation Plan participants may elect to receive distributions from the Deferred Compensation Plan in single lump-sum payments or installment payments over a period of five or ten years. If no such election is made, a participant shall be deemed to have elected a lump-sum form of payment.

The following table sets forth information as of December 31, 2010, regarding contributions and balances of named executive officers under the Deferred Compensation Plan:

	Executive Contributions in 2010 FY	Company Contributions for 2010 FY	Aggregate Earnings/Losses in 2010 FY	Aggregate Distributions in 2010 FY	Aggregate Balance at 12/31/10
Sudhakar Kesavan	—	—	—	—	—
John Wasson	$69,088	—	$7,860	—	$76,948
Ronald Vargo	—	—	—	—	—
Alan Stewart	$17,986	—	$9,944	$111,681	—
Ellen Glover	—	—	—	—	—
Gerald Croan	—	—	—	—	—

Potential Payments upon Termination or Change in Control

We maintain employment, severance, and change in control agreements with certain of our named executives who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive would receive if his or her employment with us were terminated or if we had a change in control and such named executive’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2010, and that the relevant stock price is the closing market price for our common stock on Nasdaq on December 31, 2010, which was $25.72.

Payments Pursuant to Employment Agreement

We entered into an amended and restated employment agreement with Mr. Kesavan on September 27, 2006, which was again restated on December 29, 2008, for compliance with Section 409A of the Code, under which he serves as our CEO and Chairman of the Board of Directors. If we terminate Mr. Kesavan’s employment for cause, we will only be obligated to him for his base salary and bonus accrued but not yet paid as of the termination date, continuance of his healthcare coverage as required by law, vesting of outstanding options and other equity awards through the date of termination with payment in compliance with Section 409A, and reimbursement for any outstanding reasonable business expenses incurred in the performance of his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) two times his annual base salary (which will be paid in two tranches: (y) the first tranche will be paid monthly in approximately equal installments over the 24- month period following the termination date, with the aggregate amount not to exceed certain limitations set forth in Section 409A; and (z) the second tranche will be comprised of the difference of the total of two times his annual base salary minus the aggregate amount paid in the first tranche, and will be paid in a single lump sum payment on the first business day after six months from the termination date); (iii) accelerated vesting of all outstanding options and other equity awards; (iv) a pro rata share of his annual incentive compensation award for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six months after the date of such termination; and (v) continuation of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the employment agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the employment agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

All amounts and benefits under the employment agreement shall be paid in a manner or form that complies with Section 409A or an exception thereunder.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two years following termination.

The payments that would have been made to Mr. Kesavan, pursuant to Mr. Kesavan’s employment agreement, if he had incurred a termination of his employment as of December 31, 2010, are as follows:

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Unvested and Accelerated Awards
S. Kesavan
Without Cause(1)	$581,260	$1,194,262	$2,484	$1,980,297
Death or Disability	581,260	1,194,262	2,484	$1,980,297

(1)	Termination without cause includes a resignation for good reason as defined under the employment agreement.

Payments Pursuant to Severance Letter Agreements and Senior Executive Officers’ Severance Plan

We entered into a severance letter agreement with Mr. Wasson, which was restated on December 12, 2008, for compliance with Section 409A of the Code and for extension of the term of each from December 20, 2008 to December 31, 2011, with automatic one-year extensions thereafter unless notice by either party is given no later than the prior October 1. Mr. Vargo also has similar severance protection, within his severance protection agreement, as discussed below. Both are entitled to certain payments in the event of termination of employment by the Company other than for cause (as defined in the severance protection agreements discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation, or work location. In the event of a termination of employment under such an agreement, the executive is entitled to (i) continuation of his base salary for 12 months or, if greater, the period during which he is subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to the executive over the three years prior to his termination (with certain assumptions for Mr. Vargo in the event he is terminated before he has been with the Company for three years, given his recent employment). The base salary severance benefits will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices or, if longer, on the biweekly pay dates during the time period the executive is subject to any non-competition restrictions with the Company. The bonus severance benefit will be paid within the 15-day period following the last payment of such biweekly base salary severance benefits. In addition, both named executives are entitled to accelerated vesting of all stock options, restricted stock, and other equity awards, and continuation of health and dental insurance for as long as salary continues to be paid under the agreement. Payment of these severance benefits is subject to Mr. Wasson’s and Mr. Vargo’s compliance with certain covenants and requirements upon termination. These agreements expire on the earlier of December 31, 2011, or a change in control of the Company, but have automatic extension provisions, as more fully described in “Payments in the Event of a Change in Control.”

Ms. Glover and Ms. Reiff do not have severance or employment agreements. They are entitled to receive benefits under our Senior Executive Officers’ Severance Plan that depend on their tenure at the time of termination. Under this plan, if Ms. Glover’s or Ms. Reiff’s employment is terminated without cause, each is entitled to receive nine months of salary and three-fourths of her respective most recently paid cash bonus. In addition, health insurance coverage would continue for the period of both Ms. Glover’s and Ms. Reiff’s salary continuation.

All amounts and benefits under these agreements or plan shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

The payments that would have been made to such named executives if termination of employment had occurred as of December 31, 2010, are as follows:

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Unvested Awards
J. Wasson(1)	$475,000	$602,560	$10,716	$695,237
R. Vargo(1)(2)	425,006	297,500	4,738	955,533
E. Glover	239,629	122,134	2,350	—
I. Reiff	208,252	133,634	1,929	—

(1)	Salary continuation may be extended based on the term of the non-compete not yet negotiated.

(2)	Upon the effectiveness of Mr. Vargo’s announced intent to resign on May 11, 2011, he will not be eligible to receive such severance payments.

Payments in the Event of Death, Disability or Retirement

If any named executive retires, dies, or becomes disabled while employed by us, any unvested options held by that named executive will become exercisable immediately.

Payments in the Event of a Change in Control

We have entered into severance protection agreements with Messrs. Kesavan, Wasson, and Vargo that provide for payments in the event of termination of employment resulting from a change in control. We restated the severance protection agreements of Mr. Wasson on December 12, 2008, and restated the severance protection agreement of Mr. Kesavan on December 29, 2008, for the purpose of bringing each such severance protection agreement into compliance with Section 409A of the Code. Mr. Vargo’s severance protection agreement was entered into on March 1, 2010. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, Messrs. Kesavan, Wasson, and Vargo will receive certain payments and benefits if they are terminated without cause or resign for good reason within 24 months following a change in control. A change in control is defined as follows: (i) the acquisition by an individual, group, or entity of beneficial ownership of 35% or more of our outstanding voting shares, subject to certain exceptions; (ii) the members of the board of directors in place as of August 31, 2006, cease to constitute a majority of the board, subject to certain circumstances; (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement; and/or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination without cause means any termination other than one for: (i) material violation of our material written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; and/or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes: (i) material adverse change in the executive’s job duties or responsibilities, compensation, or location of employment; (ii) bankruptcy of the Company; (iii) material breach by the Company of the severance protection agreement; and/or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan, Wasson, or Vargo without cause or their resignation with good reason within 24 months of the change in control, the named executives will be entitled to the following payments:

•	base salary earned through date of termination and pro rata bonus for the year of termination;

•

lump-sum payment equal to three times the named executive’s average annual taxable W-2 compensation during the three years prior to the calendar year in which the termination occurs (with certain assumptions for Mr. Vargo in the event he is terminated before he has been with the Company for three years given his recent employment);

•

continued coverage for 36 months after termination for the named executive and the named executive’s dependents and beneficiaries under life and medical insurance programs provided by the Company to similarly situated executives during the continuation period of such coverage (any such coverage and benefits thereunder shall comply with Section 409A);

•	outplacement services for a period of 12 months, or the named executive’s first acceptance of an employment offer, if shorter; and

•

100% vesting of all equity awards granted under the 2006 Plan or Omnibus Plan with payment or distribution of any such awards subject to Section 409A being made in a manner that complies with Section 409A.

Further, adjustment shall be made to minimize the amount of compensation payable in the event of a change in control that is subject to Section 280G of the Code.

Messrs. Kesavan’s and Wasson’s agreements provide for an expiration date of December 31, 2011; however, on December 31, 2011, and each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or executive shall give notice not to extend the term. Mr. Vargo’s agreement provides for an expiration date of February 28, 2014; however, on February 28, 2014, and each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than October 1 of the prior year, the Company or executive shall give notice not to extend the term. In addition, if a change in control occurs during the term of the agreements, then such term of the agreements will be extended to the date two years after the change in control event.

During the time a named executive receives payment under an agreement, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The named executive also must provide a general release of all claims and causes of action against us and our successors arising from or relating to the named executive’s employment with us.

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder. The payments that would have been made to such named executives, if termination of employment related to a change in control had occurred as of December 31, 2010, are as follows:

Name	Pro Rata Bonus	Lump-Sum Payment	Welfare Benefits	Outplacement Services	Unvested Awards
S. Kesavan	$581,260	$4,573,098	$3,726	$12,000	$1,980,297
J. Wasson	353,402	3,191,287	32,147	12,000	695,237
R. Vargo(1)	297,504	2,167,500	14,214	12,000	955,533

(1)	Upon the effectiveness of Mr. Vargo’s announced intent to resign on May 11, 2011, he will not be eligible to receive such severance payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

Compensation Committee

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff,
Compensation Committee Chairman

/s/ Eileen O’Shea Auen
Eileen O’Shea Auen

/s/ Richard M. Feldt
Richard M. Feldt

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Grant Thornton, the consolidated financial statements of ICF International, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee has: (a) discussed with Grant Thornton those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards, and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee

/s/ Dr. Srikant M. Datar
Dr. Srikant M. Datar,
Audit Committee Chairman

/s/ Richard M. Feldt
Richard M. Feldt

/s/ David C. Lucien
David C. Lucien

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors, and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2010, except for the following: (i) a Form 4 involving a stock option exercise and sale option exercise was filed late by Mr. Alan Stewart, due to an administrative error (April 2010); and (ii) a Form 4 reflecting a single transaction of a disposition of shares was filed late by Mr. Joel Jacks, due to an administrative error (November 2010).

STOCKHOLDERS’ PROPOSALS FOR THE 2012 ANNUAL MEETING

Under applicable SEC rules, any stockholder who intends to present a proposal at the 2012 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 31, 2011, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 3, 2012, a stockholder proposal must be received by a reasonable time before the Company begins to post, print, and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for our 2012 annual meeting, this would be February 3, 2012, and March 5, 2012, respectively). However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the notice must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. A copy of the Bylaws may be obtained from the Company by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. In addition to the timing requirements set forth above, any stockholder nominations for the election of directors or proposals for business must comply with all other requirements set forth in the Company’s bylaws.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for expenses they incur to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

ICF INTERNATIONAL, INC.

/s/ Mollie Roy
Mollie Roy
Assistant Corporate Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000104915_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Dr. Edward H. Bersoff ICF INTERNATIONAL, INC. ATTN: MOLLIE D. ROY 9300 LEE HIGHWAY FAIRFAX, VA 22031-1207 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNT - Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 3 ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM - Approve, by non-binding vote, the Company’s overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4 ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES - To recommend, by non-binding vote, the frequency of executive compensation advisory votes. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000104915_2 R1.0.0.11699 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the ICF International Annual Meeting of Stockholders, including the 2010 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF ICF INTERNATIONAL, INC. JUNE 3, 2011 This Proxy is solicited on behalf of the Board of Directors The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 22, 2011, and revoking all prior proxies, hereby appoints Dr. Srikant M. Datar, Eileen O’Shea Auen, Peter M. Schulte, Richard M. Feldt, Joel R. Jacks, and Sudhakar Kesavan (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:00 a.m., local time, on Friday, June 3, 2011, at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031, and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof, including on whether to adjourn or postpone the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. Continued and to be signed on reverse side